UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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IGNITE RESTAURANT GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IGNITE RESTAURANT GROUP, INC.

9900 Westpark Drive

Suite 300

Houston, Texas 77063

April 24, 2015

Dear Stockholder:

We cordially invite you to attend the 2015 Annual Meeting of Stockholders of Ignite Restaurant Group, Inc. to be held on Thursday, May 21, 2015, at 9:00 a.m. local time at the Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas 77042.

The items of business are listed in the following Notice of Annual Meeting of Stockholders and are more fully addressed in the Proxy Statement.

On April 24, 2015, we began mailing our proxy materials and annual report. For information on how to vote your shares, please refer to the Proxy Statement and proxy card you received to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. Your vote is important. To be sure your shares are voted at the meeting, even if you plan to attend the meeting in person, please follow the instructions provided to you and vote your shares today. This will not prevent you from voting your shares in person if you are able to attend.

On behalf of your board of directors, thank you for your continued support of and interest in Ignite Restaurant Group, Inc.

Sincerely,

Paul R. Vigano Chairman of the Board

IGNITE RESTAURANT GROUP, INC.

9900 Westpark Drive

Suite 300

Houston, Texas 77063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 21, 2015

Time:	9:00 a.m. local time

Date:	May 21, 2015

Place:	Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas 77042

Record Date:	Stockholders of record at the close of business on April 10, 2015 are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

Purpose:	(1) Elect two directors nominated by the Board of Directors for a term that expires at the 2016 annual meeting of stockholders;

(2) Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015; and

(3) Consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Stockholders Register:

A list of the stockholders entitled to vote at the annual meeting may be examined during regular business hours at our executive offices, 9900 Westpark Drive, Suite 300, Houston, Texas 77063, during the ten-day period preceding the meeting.

By order of the Board of Directors,

Robyn H. Martin General Counsel and Assistant Secretary

April 24, 2015

IGNITE RESTAURANT GROUP, INC.

9900 Westpark Drive

Suite 300

Houston, Texas 77063

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

•	May 21, 2015, at 9:00 a.m. local time

•	Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas 77042

•	The record date is April 10, 2015

Items of Business

Proposal		Board Vote Recommendation	Page Reference (for more information)
1.	Elect two directors named in this proxy statement for terms that expire at the 2016 annual meeting	FOR ALL	7
2.	Ratify the appointment of our independent registered public accounting firm for fiscal year 2015	FOR	17

Director Nominees

The Board of Directors (the “Board”) of Ignite Restaurant Group, Inc. (“we,” “our,” “us,” the “Company,” or “Ignite”) is asking you to elect the two nominees for director named below for terms that expire at the 2016 annual meeting of stockholders. The following table provides summary information about the two director nominees. The directors will be elected by a plurality vote. For more information about the director nominees, see page 7.

Name	Age	Occupation	Experience/ Qualifications	Status as Independent or Non-Employee	Board Committees	End of Term

Paul R. Vigano	43	Senior Managing Director of J.H. Whitney	Leadership, Industry, Financial, Strategic	Non-employee	Corporate Governance and Nominating, Compensation	FY 2016

Tamara Polewik	42	Managing Director of J.H. Whitney	Financial, Strategic, Leadership, Industry	Non-employee	Corporate Governance and Nominating	FY 2016

Continuing Directors

The following table provides summary information about the five continuing directors whose terms expire at the 2016 annual meeting. For more information about the continuing directors, see page 8.

Name	Age	Occupation	Experience/ Qualifications	Status as Independent or Non-Employee	Board Committees	End of Term

Raymond A. Blanchette, III	48	Chief Executive Officer, Ignite Restaurant Group, Inc.	Operational, Strategic, Leadership, Industry	_	_	FY 2016

Ann Iverson	71	Consultant	Financial, Accounting, Leadership, Industry	Independent	Compensation, Audit (Chair)	FY 2016

Shauna R. King	58	Vice President, Finance and Business Operations for Yale University	Financial, Operational, Strategic, Industry	Independent	Corporate Governance and Nominating	FY 2016

Robert S. Merritt	63	Business Consultant	Financial, Strategic, Leadership, Industry	Independent	Audit, Corporate Governance and Nominating (Chair)	FY 2016

Joseph N. Stein	54	Restaurant and franchise consultant, a Restaurateur, a CFO Partner of Accordion Partners CFO Leadership Group	Industry, Strategic, Leadership, Financial	Independent	Audit, Compensation (Chair)	FY 2016

Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Board is asking you to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2015. Set forth below is summary information with respect to the fees for services provided to us during the fiscal years ended December 29, 2014 and December 30, 2013. For more information see page 19.

	Fiscal Year 2014	Fiscal Year 2013
Fees Billed:
Audit Fees	$1,094,269	$1,431,195
Audit-Related Fees	__	490,379
Tax Fees	__	43,055
All Other Fees	1,919	1,919
Total	$1,096,188	$1,966,548

2014 Compensation Summary

The following table summarizes the compensation of our chief executive officer, our chief financial officer, and our three other highest paid executive officers, to whom we refer collectively as the named executive officers, for fiscal year 2014.

Name	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option/SAR Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)	Total ($)
Raymond A. Blanchette, III	661,876	—	186,023	714,840	—		13,600	1,576,339
Michael J. Dixon	454,808	50,000	105,923	316,526	—		87,791	1,015,048
John F. Gilbert	330,769	—	411,153	473,526	—		121,875	1,337,323
James F. Mazany	393,269	—	62,153	219,926	—		101,419	776,767
David G. Catalano	300,000	—	62,153	219,926	56,250	(2)	16,150	654,479

(1)	Represents the grant date fair value.
(2)	Mr. Catalano was awarded $56,250 based on achieving pre-determined goals and objectives set for the 2014 year, which was paid in 2015.

For more information about the compensation paid, see Executive Compensation on page 20.

In conjunction with the sale of Romano's Macaroni Grill, we instituted organizational and senior management changes that returned us to an organizational structure that closely resembles the structure that was in place prior to the acquisition of Macaroni Grill and reduced our annual corporate overhead. As a result of these changes:

•

Brad Leist was promoted to Chief Financial Officer. He replaced Michael Dixon, President and Chief Financial Officer, who formally left the Company, effective April 17, 2015. Mr. Dixon will continue working on a consulting basis through May 15, 2015. Ray Blanchette, Chief Executive Officer, resumed the title of President;

•	David Catalano was promoted to Chief Operating Officer, overseeing operations for both Joe's Crab Shack and Brick House Tavern + Tap;
•	Robyn Martin, Senior Counsel, was promoted to the role of General Counsel;
•	Jim Mazany, President of Joe's Crab Shack, left the Company, effective April 17, 2015; and
•	John Gilbert left the Company on the closing date of the Macaroni Grill sale and will continue to work with Macaroni Grill.

Going forward, our brands will maintain their unique identities but consolidating operations will allow us to increase our focus on the guest experience and overall operations excellence.

2016 Annual Meeting of Stockholders

Stockholder proposals submitted for inclusion in the proxy statement for our annual meeting of stockholders, expected to be held in May 2016 pursuant to SEC Rule 14a-8, must be received by us by December 23, 2015. Director nominations or other business to be brought before the 2016 Annual Meeting by a stockholder, other than Rule 14a-8 proposals described above, must be received by us between January 21, 2016 and February 20, 2016. For more information see “Next Annual Meeting–Stockholder Proposals”.

PROXY STATEMENT

The board of directors is furnishing this information in connection with the solicitation of proxies for the annual meeting of stockholders to be held on May 21, 2015. We anticipate that the Proxy Statement, 2014 Annual Report to Stockholders and proxy card will first be mailed to stockholders on or about April 24, 2015.

All properly executed written proxies, and all properly completed proxies submitted by telephone or the Internet, that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock of the Company at the close of business on April 10, 2015, the record date, are entitled to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 26,144,441 shares of common stock issued and outstanding on the record date.

QUESTIONS RELATING TO THIS PROXY STATEMENT

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers as proxies for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”). These officers are Raymond A. Blanchette, III and Brad A. Leist.

What is a proxy statement?

It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to vote designating Raymond A. Blanchette, III and Brad A. Leist as proxies to vote on your behalf.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a stockholder of record. If your shares are held in the name of your bank, broker or other nominee, your shares are held in street name.

What is the record date and what does it mean?

April 10, 2015 is the record date for the Annual Meeting to be held on May 21, 2015. The record date is established by the board of directors as required by the Delaware General Corporation Law (“Delaware Law”). Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

How do I vote as a stockholder of record?

As a stockholder of record, you may vote by one of the four methods described below:

By the Internet. Depending on how your shares are held, you may be able to vote via the Internet. If this option is available to you, you will have received an insert with this proxy statement explaining the procedure. If this option is available to you and you have access to the Internet, we encourage you to vote in this manner. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded.

By Telephone. Depending on how your shares are held, you may be able to vote via telephone. If this option is available to you, you will have received an insert with this proxy statement explaining the procedure. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded.

By Mail. You may sign and date your proxy card and mail it in the prepaid and addressed envelope enclosed therewith.

In Person. You may vote in person at the Annual Meeting.

How do I vote as a street name stockholder?

If your shares are held in “street name” through a bank, broker or other nominee, you should receive information from the bank, broker or other nominee about your specific voting options. If you have questions about voting your shares, you should contact your bank, broker or other nominee. The availability of telephone and Internet voting depends on the voting processes of your bank, broker or other nominee.

If you wish to vote in person at the annual meeting, you will need to bring a legal proxy to the meeting. You must request a legal proxy through your bank, broker or other nominee. Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person, or legally appoint another proxy to vote on your behalf.

What if I sign and return a proxy card, but do not provide voting instructions?

Proxies that are properly executed and delivered, and not revoked, will be voted as specified on the proxy card. If no direction is specified on the proxy card, the proxy will be voted as follows:

•	for the election of the nominees for director described in this Proxy Statement; and

•	for ratification of the appointment of our independent registered public accounting firm for fiscal year 2015.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	voting again by the Internet or by telephone, if available, prior to 11:59 p.m. Eastern Time, on May 20, 2015;

•	giving written notice to our Corporate Secretary that you wish to revoke your proxy and change your vote; or

•	voting in person at the annual meeting.

What is a quorum?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. The inspector of elections appointed for the meeting will tabulate votes cast by proxy and in person at the meeting and determine the presence of a quorum.

Will my shares be voted if I do not vote by the Internet, vote by telephone, sign and return a proxy card, or attend the annual meeting and vote in person?

If you are a stockholder of record and you do not vote by the Internet, vote by telephone, sign and return a proxy card or attend the Annual Meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this Proxy Statement.

If your shares are held in “street name” through a bank, broker or other nominee and you do not provide voting instructions before the Annual Meeting, your bank, broker or other nominee may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority, under certain rules, to vote shares for which their customers do not provide voting instructions on “routine” matters.

The ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter under these rules. Therefore, brokerage firms are allowed to vote their customers’ shares on this matter if the customers do not provide voting instructions. If your brokerage firm votes your shares on this matter because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.

When a matter is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that matter, the brokerage firm cannot vote the shares on that matter. This is called a “broker non-vote.” Only the ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter for this Proxy Statement. The election of director nominees is not considered a routine matter. Because the election of director nominees is not considered a “routine” matter for stockholder consideration, the brokers will not have discretionary authority to vote your shares with respect to such matter and if you do not instruct your bank or broker how to vote your shares, no votes will be cast on your behalf with respect to such matter.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How may I vote for each proposal?

For Proposal 1—Election of Directors, you may vote for all nominees, withhold from all nominees or withhold from individual nominees.

For Proposal 2—Ratification of the Appointment of our Independent Registered Public Accountants, you may vote for or against or abstain from voting.

How are votes tabulated?

According to our By-Laws, each of the proposed items will be determined as follows:

Proposal 1—Election of Directors: The election of directors will be determined by a plurality of votes cast. If you do not vote on such proposal or cast a withhold vote, it will have no effect on such proposal.

Proposal 2—Ratification of the Appointment of our Independent Registered Public Accountants: The ratification of the appointment of our independent registered public accountants will be determined by a majority of shares present in person or represented by proxy. If you abstain from voting on such proposal, it will have the same effect as a vote against such proposal.

Any other matters: The voting results of any other matters are determined by a majority of votes cast affirmatively or negatively, except as may otherwise be required by law.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to the matters being voted upon.

How are proxies solicited and what is the cost?

We will bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. Our directors, officers and employees may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitation may be made through the use of mail, by telephone or by personal calls. The anticipated cost of the services of Innisfree M&A Incorporated is $6,500 plus expenses.

Where can I find the voting results of the Annual Meeting?

We expect to announce preliminary voting results at the Annual Meeting. We will publish the final results in a current report on Form 8-K within four business days of the Annual Meeting. We will file that report with the SEC, and you can get a copy from:

•	our website at www.igniterestaurants.com by clicking on the Investors link, followed by the Financial Information link, followed by the SEC Filings link;

•	the SEC’s website at www.sec.gov;

•	the SEC at (800) SEC-0330; or

•	our Corporate Secretary at 9900 Westpark Drive, Suite 300, Houston, Texas 77063.

How can I obtain a copy of the 2014 Annual Report on Form 10-K for the year ended December 29, 2014?

Our Annual Report on Form 10-K for the year ended December 29, 2014 accompanies this Proxy Statement. However, the Annual Report forms no part of the material for the solicitation of proxies.

This report may also be accessed through our website at www.igniterestaurants.com by clicking on the Investors link, followed by the Financial Information link, followed by the SEC Filings link. In addition, our Annual Report on Form 10-K for the year ended December 29, 2014, is available from the SEC’s website at www.sec.gov. At the written request of any stockholder who owns common stock as of the close of business on the record date, we will provide, without charge, paper copies of our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, except exhibits thereto. If requested by eligible stockholders, we will provide copies of the exhibits for a reasonable fee. You can request copies of our Annual Report on Form 10-K by mailing a written request to:

Ignite Restaurant Group

9900 Westpark Drive

Suite 300

Houston, Texas 77063

Attention: Corporate Secretary

PROPOSAL 1—ELECTION OF DIRECTORS

Currently, our board of directors consists of seven directors in three classes, with three directors in Class I, two directors in Class II and two directors in Class III.

The three director classes are serving as follows:

•	Class I, whose current term will expire at the annual meeting of stockholders to be held in 2016;

•	Class II, whose term expired at last year’s annual meeting and whose current term will expire at the annual meeting of stockholders to be held in 2016; and

•	Class III, whose initial term will expire at the Annual Meeting.

The terms of Tamara Polewik and Paul R. Vigano, Class III directors, expire at the Annual Meeting. If elected, Ms. Polewik and Mr. Vigano will hold office for a one-year term until the annual meeting of stockholders to be held in 2016.

Beginning with the annual meeting of stockholders to be held in 2016, we will no longer have a classified board and all of our directors, will be elected for a one-year term expiring at the next annual meeting of stockholders and until his or her successor shall be elected and qualified. Ms. King and Messrs. Merritt and Stein are our current Class I directors, and Mr. Blanchette and Ms. Iverson are our current Class II directors.

The persons named in the accompanying proxy, or their substitutes, will vote for the election of the two nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If either of the nominees becomes unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment. We do not know of any nominee of the board of directors who would be unable to serve as a director if elected. Directors will be elected by a plurality of the votes cast at the Annual Meeting.

Of the two director nominees listed below, both are currently directors of the Company. The following is a brief summary of each director nominee’s business experience and qualifications and other public company directorships held currently or in the last five years.

Director Nominees for Terms Expiring at the 2016 Annual Meeting

Paul R. Vigano was elected as Chairman of our board of directors in May 2012. Mr. Vigano is a Senior Managing Director at J.H. Whitney Capital Partners, LLC (“J.H. Whitney”), a Connecticut-based private equity firm. Mr. Vigano joined J.H. Whitney in 1998. Prior to joining J.H. Whitney, he was a member of the mergers and acquisitions group at Goldman, Sachs & Co. Mr. Vigano holds a B.B.A. degree from the University of Michigan where he graduated Phi Beta Kappa and an M.B.A. from Stanford Graduate School of Business.

Mr. Vigano currently serves as a director of several private companies, including several consumer product companies. His in-depth knowledge and experience in the branded consumer products industry, coupled with his skills in corporate finance, strategic planning and leadership of complex organizations, provides him with the qualifications and skills to serve as a director.

Tamara Polewik was appointed as a member of our board of directors in March 2014. Ms. Polewik is a Managing Director at J.H. Whitney, where she has worked since 2010. Prior to joining J.H. Whitney, she was an investment professional with FdG Associates and Wind Point Partners.  Previously she was in the strategic planning and corporate development group at Universal Studios and began her career as a consultant with McKinsey & Company. She is a summa cum laude graduate of Dartmouth College, A.B., and an Honors graduate of The University of Chicago Booth School of Business, where she obtained her M.B.A.

Ms. Polewik has been involved with her respective firms' investments in many branded consumer companies over the past 14 years while serving as a director.  Her in-depth knowledge and industry experience, coupled with her skills in corporate finance, strategic planning and leadership of complex organizations, provides her with the qualifications and skills to serve as a director.

The board of directors recommends that you vote FOR the two director nominees.

Continuing Directors with Terms Expiring at the 2016 Annual Meeting

The directors listed below will continue in office for the remainder of their terms in accordance with our By-Laws.

Raymond A. Blanchette, III has served as our Chief Executive Officer since May 2007 and resumed service as our President on April 17, 2015. Mr. Blanchette has been a member of our board of directors since joining Ignite in May 2007. Prior to joining Ignite, Mr. Blanchette served as President and Chief Operating Officer for Pick Up Stix, a leader in the quick-casual dining segment from April 2006. Mr. Blanchette also held multiple leadership positions both domestically and internationally during his 18-year tenure with Carlson Restaurants Worldwide (T.G.I. Friday’s and Pick Up Stix), or “Carlson Restaurants,” including Executive Director of International Business. Mr. Blanchette has more than two decades of restaurant experience and was the voluntary Chairman of the Great American Dine Out, an annual charity event sponsored by Share Our Strength, a non-profit organization which brings together thousands of restaurants nationwide to raise funds to end childhood hunger in America. Mr. Blanchette holds an M.B.A. from Southern Methodist University in Dallas, Texas.

Mr. Blanchette’s knowledge of our opportunities and challenges gained through his day-to-day leadership as our Chief Executive Officer and President, as well as his significant knowledge and understanding of the industry, specifically the casual dining segment, and his extensive associations in the restaurant industry, provide him with the qualifications and skills to serve as a director.

Ann Iverson was elected as a member of our board of directors in December 2012. Ms. Iverson has provided international consulting services in Carefree, Arizona, since 1998. Prior to that, Ms. Iverson served as Chief Executive Officer of Laura Ashley Holdings plc, Mothercare plc and Kay-Bee Toy Stores, Chairperson of Brooks Sports, Inc. and Chairman of the Board of Trustees of Thunderbird-The School of Global Management. She has held executive positions with Bloomingdales and Federated Department Stores, Inc. Ms. Iverson also has been awarded the Ellis Island Medal of Honor.

Ms. Iverson has significant leadership experience as a chief executive officer in both the public and private sectors and as a business consultant. She provides the board a global perspective, with over 10 years experience as chief executive officer of large multinational companies. Ms. Iverson brings to the Board, among other skills and qualifications, expertise in international business, branding, finance and marketing. Ms. Iverson’s audit committee experience and understanding of finance led to her designation as an “audit committee financial expert.

Joseph N. Stein was elected as a member of our board of directors in June 2013. Mr. Stein has served as a restaurant and franchise consultant since February 2011. Mr. Stein is also President of R&J Restaurants, LLC, a Blaze Pizza franchise. Since 2014, Mr. Stein has served on the board of the Orange County affiliate of Susan G. Komen Foundation, a non-profit charity. From January 2009 to February 2011, Mr. Stein was the Senior Vice President of Strategy & Innovation for El Pollo Loco, Inc., a restaurant concept, and was previously the Senior Vice President and Chief Financial Officer of El Pollo Loco, Inc. from 2002 to 2009. Mr. Stein has served in a variety of executive positions with other restaurant companies during his over 25-year career, including with Rubio’s Restaurants, Inc., Checkers Drive-In Restaurants, Inc. and CKE Restaurants, Inc. Mr. Stein was also previously a certified public accountant for KPMG LLP. Mr. Stein was also a director of ROI Acquisitions Corp., a special purpose acquisition corporation in the restaurant and consumer goods industry.

Mr. Stein’s extensive experience as a senior executive officer in the restaurant industry, his accounting and financial expertise and his experience with strategic transactions provide him with the qualifications and skills to serve as a director.

Robert S. Merritt was appointed as a member of our board of directors in March 2014. Mr. Merritt has served as a member of the Board of Cosi, Inc. since October 2005 and served as Chairman of the Board from November 4, 2008 until March 9, 2010. Since October 2009, he has also served as a director of Ruth’s Hospitality Group, Inc. From March 12, 2007 to September 15, 2007, Mr. Merritt served as Interim Chief Executive Officer and President of Cosi, Inc. while continuing to serve as a director of the Company. Mr. Merritt has served as the CEO and President of Benjamin Moore & Co from June 2012 until September 2013. Mr. Merritt retired from Outback Steakhouse, Inc. in April 2005, where he served as Senior Vice President-Finance, Chief Financial Officer, Treasurer and Secretary since February 1991, and served as Vice President and Chief Financial Officer from January 1990 to February 1991. Mr. Merritt also served as a member of the board of directors of Outback Steakhouse, Inc. and each of its subsidiaries and affiliates from 1991 to his retirement in 2005.

Through his many years of experience as a chief financial officer of publicly-traded and privately-held companies in the restaurant industry, along with his experience as a board member of other public companies, Mr. Merritt brings extensive public company and financial expertise, executive leadership and industry-specific experience to the board. That experience, along with having served as Interim President and Chief Executive Officer of Cosi, Inc., provides him with the qualifications and skills to serve as a director.

Shauna R. King was appointed as a member of our board of directors in August 2014. Ms. King currently serves as Vice President, Finance and Business Operations for Yale University, a position she has held since 2006, where her responsibilities include Strategic and Financial Planning, Capital and Operating Budgeting, Departmental Business Operations, Information Technology, Dining Operations, Shared Services and Procurement. Prior to her role at Yale University, Ms. King provided management, financial and operations consulting to select clients with SKing Consulting from 2003 to 2006, as well as from 1994 to 1998. Between her consulting endeavors, Ms. King held numerous leadership positions at PepsiCo, Inc., including Chief Transformation Officer; President, PepsiCo Shared Services and Global Information Officer; Vice President and General Manager, Club Channel and Vice President, Field Finance at Frito-Lay, Inc. Prior to these roles, Ms. King held various business development, finance and marketing related roles at PepsiCo Food Systems, Frito-Lay, Inc. and PepsiCo Bottling Group, in addition to starting her career as a CPA at PriceWaterhouse. Ms. King graduated magna cum laude with a BS in Psychology from St. Lawrence University followed by an MBA from Cornell University and an Honorary Master’s Degree from Yale University.

Ms. King’s extensive leadership experience in both the public and private sectors, her accounting and financial expertise and her experience as a business consultant provide her with the qualifications and skills to serve as a director.

CORPORATE GOVERNANCE

Board Composition and Director Independence

Our amended and restated bylaws provide that our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our board of directors currently consists of seven members, Raymond A. Blanchette, III, Tamara Polewik, Joseph N. Stein, Ann Iverson, Robert S. Merritt, Paul R. Vigano, and Shauna R. King. Zane Leshner served on our board of directors until his resignation effective February 27, 2014. Brian N. Cherry served on our board of directors until his resignation effective March 27, 2014. Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, with each director serving a three-year term. Our classified board structure will continue and be in effect until the annual meeting of stockholders to be held in 2016 as described above in this Proxy Statement. Beginning with the 2016 annual meeting of stockholders, directors will be elected for a term expiring at the next annual meeting of stockholders and until his or her successor shall be elected and qualified, subject, however to prior death, resignation, retirement, disqualification or removal from office.

We follow the director independence standards set forth in the NASDAQ Stock Market corporate governance standards and the federal securities laws.

The board of directors reviewed and analyzed the independence of each director and director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the board of directors and its committees. During this review, the board of directors examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships.

As a result of this review, the board of directors affirmatively determined that Messrs. Merritt and Stein and Mses. Iverson and King are “independent” for purposes of serving on the board of directors and meet the requirements set forth in our director independence guidelines.

Controlled Company

J.H. Whitney VI, L.P. (“J.H. Whitney VI”) controls a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” under the NASDAQ Stock Market corporate governance standards. As a controlled company, exemptions under the standards free us from the obligation to comply with certain corporate governance requirements, including the requirements:

•	that a majority of our board of directors consists of “independent directors,” as defined under the rules of the NASDAQ Stock Market;

•	that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	for an annual performance evaluation of the Corporate Nominating and Governance Committee and Compensation Committee.

These exemptions do not modify the independence requirements for our Audit Committee, and we currently comply with the requirements of Rule 10A-3 of the Exchange Act and the rules of the NASDAQ Stock Market required by such rules as described below.

Board Leadership Structure

Mr. Vigano serves as the Chairman of our board of directors. Although we do not have a formal policy on whether the role of the Chief Executive Officer and Chairman should be separate, we believe that having Mr. Vigano serve as a non-employee Chairman is preferable at this time. Our Chairman provides leadership to ensure that the board functions in an independent, cohesive fashion.

We believe our Chief Executive Officer should be principally responsible for running the Company, while our Chairman is responsible for running the board. The board of directors has considered the time that is required of Mr. Blanchette as Chief Executive Officer and believes that by having another director serve as Chairman of the board, Mr. Blanchette is able to focus his entire energy on running Ignite. Under our Corporate Governance Guidelines and our bylaws, our Chairman:

•	provides leadership to the board of directors and facilitates communication between, and information flow to, the directors;

•	establishes the agenda for board meetings;

•	presides at board meetings, executive sessions and stockholder meetings;

•	gathers feedback from interviews with prospective director nominees; and

•	sees that all orders, resolutions and policies adopted or established by the board of directors are carried into effect.

Our Chairman also has access to management and financial and other information as he deems appropriate from time-to-time to assist him and the board of directors in discharging their responsibilities.

The board of directors determines its leadership structure from time to time. As part of the annual board self-evaluation process, the Corporate Governance and Nominating Committee and the board evaluate the board’s leadership structure to ensure that the structure is appropriate for Ignite and its stockholders. We recognize that different board leadership structures may be appropriate for Ignite in the future, depending upon applicable circumstances. However, the board of directors believes the current leadership structure, with Mr. Blanchette as Chief Executive Officer and Mr. Vigano as Chairman of the board, is the appropriate structure for Ignite at this time.

Board Committees and Membership

Our board of directors has established an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Each of the committees reports to the board of directors as they deem appropriate, and as the board may request. The composition, duties and responsibilities of these committees are described below. The table below sets forth the current membership of each of the committees:

Director	Audit	Compensation	Corporate Governance and Nominating
Raymond A. Blanchette, III	—	—	—
Tamara Polewik	—	—	X
Ann Iverson	Chair	X	—
Robert S. Merritt	X	—	Chair
Paul R. Vigano	—	X	X
Shauna R. King	—	—	X
Joseph N. Stein	X	Chair	—

Audit Committee

The Audit Committee is responsible for, among other matters: (i) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (ii) discussing with our independent registered public accounting firm their independence from management; (iii) reviewing with our independent registered public accounting firm the scope and results of their audit; (iv) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (v) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (vi) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and (vii) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The SEC rules and the NASDAQ Stock Market rules require us to have all independent Audit Committee members. Our board of directors has affirmatively determined that Ms. Iverson, Mr. Merritt and Mr. Stein meet the definition of “independent directors” for purposes of serving on an Audit Committee under applicable SEC and the NASDAQ Stock Market rules and therefore, we have an entirely independent Audit Committee. In addition, Ms. Iverson, Mr. Merritt and Mr. Stein each qualify as an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee. The Audit Committee held nine meetings during the 2014 fiscal year.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (i) reviewing key employee compensation goals, policies, plans and programs; (ii) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (iii) overseeing chief executive officer and executive succession planning; and (iv) administering our stock plans and other incentive compensation plans.

Our board of directors has affirmatively determined that Ms. Iverson and Mr. Stein meet the definition of an “independent director” for purposes of serving on a compensation committee under applicable SEC and the NASDAQ Stock Market rules. Mr. Vigano has been determined not to be an independent director due to fees paid by the Company to J.H. Whitney in connection with the termination of a management agreement in May 2012.

Our board of directors has adopted a written charter for the Compensation Committee. The Compensation Committee held nine meetings during the 2014 fiscal year.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee is responsible for, among other matters: (i) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (ii) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (iii) identifying best practices and recommending corporate governance principles; and (iv) overseeing our corporate governance guidelines and other governance principles applicable to us.

Our board of directors has affirmatively determined that Mr. Merritt and Ms. King meet the definition of an “independent director” for purposes of serving on a corporate governance and nominating committee under applicable SEC and the NASDAQ Stock Market rules. Ms. Polewik and Mr. Vigano have been determined not to be independent directors due to fees paid by the Company to J.H. Whitney in connection with the termination of a management agreement in May 2012.

Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held five meetings during the 2014 fiscal year.

Risk Oversight

Our board of directors is responsible for overseeing our risk management. The board focuses on our general risk management strategy and the most significant risks facing us, and ensures that appropriate risk mitigation strategies are implemented by management. The board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Pursuant to its charter, the Audit Committee discusses with management and the Company’s independent auditor the Company’s policies with respect to risk assessment and risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. Our other board committees will also consider and address risk as they perform their respective committee responsibilities. All committees will report to the full board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels. We believe that the leadership structure of our board of directors supports its effective oversight of the Company’s risk management.

Committee Charters and Corporate Governance Guidelines

The charters of each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee and our Corporate Governance Guidelines may be accessed on our website at www.igniterestaurants.com by clicking on the Investors link, followed by the Corporate Governance link, and are available in print upon request from our Corporate Secretary.

Codes of Conduct and Ethics

We have a Code of Conduct, which is applicable to all directors and employees, including our executive and financial officers. There is a separate Code of Ethics for Executive Officers and Principal Accounting Personnel that applies to our Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller and persons performing similar functions. The Code of Conduct and the Code of Ethics are available on our website at www.igniterestaurants.com by clicking on the Investors link, followed by the Corporate Governance link, and are available in print upon request from our Corporate Secretary. Any amendments to, or waivers of, the Code of Ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Selection of Director Nominees

General Criteria and Process

It is the Nominating and Corporate Governance Committee’s responsibility to review and recommend to the board of directors nominees for director and to identify one or more candidates to fill any vacancies that may occur on the board of directors. As expressed in our Corporate Governance Guidelines, we do not set specific criteria for directors, but the Company seeks to align its board composition with the Company’s strategic direction so that the board members bring skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. Directors are selected for their integrity, character, sound independent judgment, breadth of experience, insight, and knowledge and business acumen. Leadership skills and executive experience, restaurant or retail expertise, familiarity with issues affecting global businesses, financial and accounting knowledge, prior experience in the Company’s core markets, capital markets and mergers and acquisitions experience and marketing expertise, among others, are also among the relevant selection criteria. In addition, the Company strives to maintain a Board that reflects a diversity of experience, gender, ethnicity and age. These criteria will vary over time depending on the needs of the board of directors. Accordingly, pursuant to our Corporate Governance Guidelines, the board may adopt new criteria and amend or abandon existing criteria as and when it determines such action to be appropriate.

Under the charter of the Corporate Governance and Nominating Committee, the Corporate Governance and Nominating Committee is responsible for determining criteria and qualifications for board nominees to be used in reviewing and selecting director candidates, including those described in the Corporate Governance Guidelines.

For each of the nominees to the board of directors, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Corporate Governance and Nominating Committee in concluding that the nominee should serve as a director. The Corporate Governance and Nominating Committee also believes that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the board of directors for an extended period of time.

In developing recommendations for new director candidates, the nominating process used by the committee consists of the following steps pursuant to our Corporate Governance Guidelines:

1.

the Corporate Governance and Nominating Committee reviews current board composition to determine particular skills or experience to be added or replaced through the recruitment of new board members and informs members of the board, members of senior management and any search firm retained by the committee to assist in director recruitment in light of these needs and asks for their help in identifying strong board candidates who would meet these requirements and the broader director criteria outlined above;

2.

the Corporate Governance and Nominating Committee will review any potential director candidates identified by the search firm, the network of contacts of the current board of directors and senior management and any director candidates recommended by stockholders against these needs and the broader director criteria and prepare a “short list” of candidates;

3.

reference checks on “short listed” candidates will be conducted, including gathering references and perspectives from any current board members or members of senior management who may know the candidate;

4.

leading candidates from the “short list” who have strong references will be interviewed by one or more members of the Corporate Governance and Nominating Committee, the Chief Executive Officer and, if appropriate, other board members or other members of senior management; and

5.

the Corporate Governance and Nominating Committee will meet in person or by conference call to discuss and make recommendations to the board with respect to the candidates for a vote of the full board.

Stockholder Recommendation of Candidates for Director

Stockholders wishing to recommend candidates to be nominated for election to the Company’s board of directors may do so by sending to the attention of the Chairman of the Corporate Governance and Nominating Committee at the address provided in this Proxy Statement a statement setting forth: the business experience and other significant accomplishments of the candidate, an acknowledgement from the candidate that he or she would, if elected, be willing to serve on the board, a statement by the stockholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the board and a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential board member. Stockholder recommendations provided to the Chairman of the Corporate Governance and Nominating Committee will be reviewed by the Corporate Governance and Nominating Committee using the process outlined above when it evaluates and recommends nominees to the board of directors for submission to the stockholders at each annual meeting.

For information regarding stockholder nominations of directors and stockholder proposals, please see the “Next Annual Meeting—Stockholder Proposals” section of this Proxy Statement.

Meetings of the Board of Directors

During the fiscal year ended December 29, 2014, the board of directors met ten times. All of our directors attended at least 75% of the total meetings held by the board of directors and any committee on which the director served during the period of the fiscal year that the director was a member of the board. We expect that each continuing director will attend the annual meeting of stockholders, absent a valid reason. All of our then current directors attended our 2014 annual stockholders meeting.

Executive Sessions of Non-Management Directors

At each regular quarterly board of directors meeting, the board meets without management present. Non-management director sessions are led by the Chairman of the board of directors.

Compensation Committee Interlocks and Insider Participation

The directors serving on the Compensation Committee of the board of directors during the fiscal year ended December 29, 2014 were Mr. Stein (Chairman), Ann Iverson and Paul R. Vigano. None of these individuals are or ever have been our officers or employees. During the 2014 fiscal year, none of our executive officers served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other Compensation Committee interlocks or relationships with the companies with which these individuals or our other directors are affiliated.

Mandatory Retirement for Directors

In accordance with our Corporate Governance Guidelines, no director may stand for election or re-election after the director’s 75th birthday.

Communications with the Board of Directors

Any interested parties who have concerns that they wish to make known to the Company’s non-management directors, should send any such communication to the Chairman of the Corporate Governance and Nominating Committee in care of the Company’s registered office at 9900 Westpark Drive, Suite 300, Houston, Texas 77063. All such stockholder communications shall be reviewed by the Chairman of the Corporate Governance and Nominating Committee and discussed with the committee, which will determine an appropriate response or course of action.

Compensation of Directors

Only independent directors receive compensation for their participation on our board of directors, or service as a chair or member of a committee of the board. Non-independent directors receive no compensation for their participation on the board or involvement in any of its Committees.

Fiscal Year 2014 Compensation

For the fiscal year ended December 29, 2014, our independent directors received an (i) annual cash retainer of $50,000, (ii) an annual equity grant in shares of restricted stock (RSAs) equal in value to $100,000 as of the grant date, subject to a one year time-based vesting schedule, and (iii) the chairs of the Audit, Compensation and Corporate Governance and Nominating Committee, if independent, received a supplemental cash retainer of $12,000, $10,000 and $7,000, respectively.

Director Compensation Table for Fiscal 2014

The following table sets forth information concerning the fiscal year 2014 compensation of our non-employee directors:

Name	Fees Earned in Cash ($)	Stock Awards ($)(1)	Total ($)(2)
Brian N. Cherry (3)	—	—	—
Ann Iverson	62,000	100,000	162,000
Shauna R. King (6)	19,022	100,000	119,022
Zane Leshner (5)	15,000	__	15,000
Robert S. Merritt (4)	44,889	100,000	144,889
Tamara Polewik (3)	—	—	—
Joseph N. Stein	57,500	100,000	157,500
Paul R. Vigano	—	—	—

(1)	On May 22, 2014, each independent director, except for Ms. King, serving on the board at such time received a grant of 6,644 shares of restricted stock that will vest on the earlier of May 22, 2015, or the date of the Annual Meeting. On November 11, 2014, as part of her appointment to the Board, Ms. King received a grant of 14,184 shares of restricted stock that will vest on November 11, 2015. The amount shown in the table represents the grant date fair value of the restricted stock granted in 2014, computed in accordance with FASB ASC Topic 718.

(2)	No perquisites were received by any of our non-employee directors during fiscal year 2014.

(3)	Ms. Polewik joined our board on March 27, 2014 and. Mr. Cherry resigned from our board effective March 27, 2014.

(4)	Mr. Merritt was appointed as a member of our board March 4, 2014.

(5)	Mr. Leshner resigned from our board effective February 27, 2014.

(6)	Ms. King joined our board in August 2014.

Our non-employee directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending board meetings and director education programs.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information concerning beneficial ownership of our common stock as of March 30, 2015, unless otherwise indicated, by each of our current directors and nominees for director, by each of our current named executive officers, by all directors and executive officers as a group, and by beneficial owners of more than five percent of our common stock.

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)	Number of Exercisable SARs(4)	Percent of Shares Outstanding(5)

Raymond A. Blanchette, III	815,203	127,500	3.1%
Michael J. Dixon	43,502	35,625	*
James F. Mazany	133,826	31,875	*
John F. Gilbert	50,904	10,000	*
David G. Catalano	4,260	16,875	*
Tamara Polewik	—	—	—
Ann Iverson	12,644	—	*
Robert S. Merritt	6,644	—	*
Shauna R. King	14,184	—	*
Joseph N. Stein	10,644	—	*
Paul R. Vigano (6)	17,359,690	—	66.4%
All directors and executive officers as a group (14 persons)	18,528,928	263,125	70.9%
J.H. Whitney VI, L.P. (7)	17,359,690	—	66.4%

*Represents less than one percent of our common stock.

(1)	Subject to applicable community property laws and, except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.

(2)

Includes time-vesting restricted shares granted under our 2012 Omnibus Incentive Plan. The executives have sole voting power over these restricted shares. Restricted shares are included for the following individuals: Mr. Blanchette, 50,250 shares, Mr. Dixon, 37,260 shares, Mr. Mazany, 34,260 shares, Ms. Iverson, 6,644 shares and Mr. Stein 6,644 shares; and all current directors and executive officers as a group, 190,916 shares.

(3)

Does not include shares of common stock issuable upon the exercise of stock appreciation rights (SARs) within 60 days of March 30, 2015 based on the March 30, 2015 closing price of our common stock due to the fact that all exercisable SARs are not in-the-money.

(4)	Includes SARs that become exercisable on or before May 29, 2015.

(5)	Based on aggregate of 26,150,441 shares of Ignite common stock issued and outstanding as of March 30, 2015.

(6)	Shares owned by J.H. Whitney VI, L.P. J.H. Whitney Equity Partners VI, LLC, is the sole general partner of J.H. Whitney VI, L.P. Mr. Vigano is a managing member of J.H. Whitney Equity Partners VI, LLC, and has an interest in a limited partner of J.H. Whitney VI, L.P. Mr. Vigano may be deemed to share voting and dispositive power with respect to such shares. Mr. Vigano disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. This does not include 33,767 shares held by JCS Holdings LLC, which relate to common unit options forfeited by certain former employees and directors of the Company. J.H. Whitney VI, L.P. holds a controlling voting interest in JCS Holdings, LLC, and as such may be deemed to have beneficial ownership of such shares. J .H. Whitney VI, L.P., J.H. Whitney Equity Partners VI, LLC and Mr. Vigano disclaim beneficial ownership of such shares.

(7)

This information is based on a Schedule 13G filed with the SEC by J.H. Whitney VI, L.P., 130 Main Street, New Canaan, Connecticut 06840, on February 11, 2015 containing information as of December 31, 2014. J.H. Whitney VI, L.P. is an investment fund, principally engaged in the business of making private equity investments. J.H. Whitney Equity Partners VI, LLC is the sole general partner of J.H. Whitney VI, L.P. and as such may be deemed to have beneficial ownership of the shares held by J.H. Whitney VI. The managing members of J.H. Whitney Equity Partners VI, LLC have voting and disposition power over the shares of common stock held by J.H. Whitney VI. The managing members of J.H. Whitney Equity Partners VI, LLC are Michael C. Salvator, Paul R. Vigano and Robert M. Williams, Jr. Each of Messrs. Salvator, Vigano and Williams disclaim beneficial ownership of the shares held by J.H. Whitney Equity Partners VI, LLC and its affiliated entities, except to the extent of his pecuniary interest therein. Does not include 33,767 shares of common stock held by JCS Holdings, LLC, which relate to unvested common unit options held by certain employees and directors of the Company. J.H. Whitney VI, L.P, holds a controlling voting interest in JCS Holdings, LLC and as such may be deemed to have beneficial ownership of such shares. J.H. Whitney VI, L.P., J.H. Whitney Equity Partners VI, LLC and the members of J.H. Whitney Equity Partners VI, LLC disclaim beneficial ownership of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, officers and persons who beneficially own more than 10% of our common stock are required by Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of our common stock with the SEC, the New York Stock Exchange, and us. To the Company’s knowledge, all filings were timely during fiscal year 2014.

Certain Relationships and Related Party Transactions

Registration Rights Agreement

Pursuant to a registration rights agreement that we entered into in connection with our initial public offering, we have granted registration rights to J.H. Whitney and members of management. Pursuant to the terms of the registration rights agreement, so long as we do not have an effective shelf registration statement with respect to our common stock and securities delivered in connection therewith (the “registrable securities”), J.H. Whitney may request registration of all or a portion of its registrable securities (a “demand registration”). We shall not be obligated to effectuate more than three demand registrations in any 12-month period. The registration rights agreement also provides that subject to certain limitations, at any time that we are eligible to use Form S-3, we will upon request of J.H. Whitney file a shelf registration statement covering all registrable securities and, if such shelf registration statement is not automatically effective, use reasonable best efforts to cause the shelf registration statement to be declared effective. Once the shelf registration statement is effective, we are required to use reasonable best efforts to keep the shelf registration statement continuously effective and usable for resale of registrable securities. The registration rights agreement will also provide that any holder with registrable securities registered pursuant to a shelf registration may affect an underwritten offering of its registrable securities after delivery of advance notice to us. The other holders shall have the right to elect to include in such underwritten offering such portion of their registrable securities as they may request, subject to cutback provisions. Any underwritten offering must reasonably be expected to result in at least $10.0 million in gross proceeds. Under the registration rights agreement, we agreed, subject to certain limitations, to indemnify J.H. Whitney VI and its officers, directors, managers and partners, and each person controlling such holder against all losses, claims, actions, damages, liabilities and expenses in certain circumstances and to pay any expenses reasonably incurred in connection with investigating, preparing or defending these, except insofar as the same are caused by or contained in any information furnished in writing to us by such holder expressly for use therein.

Policies and Procedures With Respect to Related Party Transactions

In accordance with our Related Party Transactions Policy, our Audit Committee is responsible for reviewing and approving related party transactions. In addition, our Code of Ethics requires that all of our employees and directors inform the General Counsel of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer will complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) to audit our consolidated financial statements for the year ending December 28, 2015 and to prepare a report on this audit. A representative of PwC will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

We are asking our stockholders to ratify the appointment of PwC as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board of directors is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the appointment, it will be considered as a direction to the board of directors and the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Information regarding fees paid to PwC during fiscal year 2014 and fiscal year 2013 is set out below in “Fees Billed by Independent Registered Public Accounting Firm.”

The Board of Directors recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for, among other things, reviewing with PwC, our independent registered public accounting firm for fiscal year 2014, the scope and results of their audit engagement. In connection with the audit for the year ended December 29, 2014, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements of Ignite to be included in our Annual Report on Form 10-K for the year ended December 29, 2014;

•

discussed with PwC the matters required by the statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence.

Management is primarily responsible for Ignite’s financial reporting process (including its system of internal control) and for the preparation of the consolidated financial statements of Ignite in accordance with generally accepted accounting principles (GAAP). PwC is responsible for auditing those financial statements and issuing an opinion on whether the audited financial statements conform with GAAP. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of PwC included in their report to the financial statements of Ignite.

Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 29, 2014.

Submitted by the Audit Committee:

Ann Iverson, Chair

Joseph N. Stein

Robert S. Merritt

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed during the fiscal years ended December 29, 2014 and December 30, 2013:

	Fiscal Year 2014 ($)	Fiscal Year 2013 ($)
Fees Billed:
Audit Fees	1,094,269	1,431,195
Audit-Related Fees	__	490,379
Tax Fees	__	43,055
All Other Fees	1,919	1,919
Total	1,096,188	1,966,548

Audit Fees include fees for services rendered for the audit of our annual financial statements and the review of the interim financial statements. Audit Fees also include fees associated with the review of filings made with the SEC.

Audit-Related Fees include amounts billed for accounting advisory fees related to financial accounting matters and mergers and acquisitions.

Tax Fees include assistance with the income tax return preparation and audits, tax planning, and advising management as to the tax implications of certain transactions.

All Other Fees include a subscription to an accounting research website.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent registered public accounting firm, to pre-approve the performance of all audit and permitted non-audit services provided to us by our independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with our independent registered public accounting firm their fees and plans for all auditing services. All fees paid to PwC were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.

The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.

There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

EXECUTIVE OFFICERS

Executive officers are elected annually by the board of directors and serve at the discretion of the board. Raymond A. Blanchette, III serves as a Director and as an executive officer. His business experience is discussed above in “Item 1—Election of Directors—Director Nominees for Terms Expiring at the 2016 Annual Meeting.”

Other executive officers as of the date of this Proxy Statement are:

Brad A. Leist has served as our Senior Vice President and Chief Financial Officer since April 17, 2015. Prior to this, he served as our Senior Vice President of Accounting and Finance since November 2013. Mr. Leist was previously Vice President of Accounting for Ignite Restaurant Group, Inc. since February 2012. Prior to joining Ignite, Mr. Leist served in a variety of positions, most recently as Vice President – Corporate Controller at Builders FirstSource, Inc. from May 2004 to February 2012. Builders FirstSource, Inc. is a publicly-traded supplier and manufacturer of structural and related building products primarily for residential new construction. Prior to joining Builders FirstSource, Mr. Leist worked for seven years in public accounting for PricewaterhouseCoopers LLP. Mr. Leist holds a Masters in Accounting and a Bachelors of Business Administration from Texas A&M University and is a licensed CPA in Texas. Mr. Leist is 40 years old.

David G. Catalano has served as our Senior Vice President and Chief Operating Officer since April 17, 2015. Prior to this, he served as President of Brick House Tavern + Tap from March 4, 2014 and as President of Macaroni Grill from April 9, 2013. Prior to joining Ignite, Mr. Catalano was Executive Vice President and Chief Operating Officer of Rave Cinemas, an owner and operator of movie theatres, since March 2012. From September 2011 to March 2012, Mr. Catalano was Chief Operating Officer of Al Copeland Investments, the owner and operator of a variety of restaurant concepts, and from January 2007 to September 2011 he was President of Catalano Management & Consulting. He also served as Chief Operating Officer for Apple Gold, an Applebee’s franchisee with approximately 70 locations, Chief Operating Officer for Hard Rock Café and spent 15 years with T.G.I. Friday’s holding a variety of leadership positions including Vice President of Operations. Mr. Catalano is 58 years old.

Edward J. McGraw has served as our Chief Development Officer since February 19, 2013. Mr. McGraw was previously our Senior Vice President of Development since December 2010. He joined Ignite in July 2009 and served as our Vice President of Development. Mr. McGraw has over 20 years of business experience with a focus on restaurant real estate and legal matters. Prior to joining Ignite, Mr. McGraw held senior level development positions with Carlson Restaurants, Wagamama and David’s Bridal. Mr. McGraw is an attorney with civil litigation experience. Mr. McGraw holds a J.D. from Widener University School of Law, where he graduated cum laude and was a member of the law review, and an M.B.A. and B.A. from the State University of New York at Buffalo. Mr. McGraw is 51 years old.

Ellen J. Clarry has served as our Senior Vice President of Quality Assurance and Global Supply Chain since January 2012. She initially joined Ignite in November 2006 and served as our Director of Purchasing, then as Vice President of Quality Assurance and Global Supply Chain. Ms. Clarry has over 30 years of product development and management, quality assurance, planning, pricing and procurement experience in the restaurant and food processing industries. Prior to joining Ignite in 2006, Ms. Clarry held leadership roles with Tyson Foods, Ventura Foods, Carlson Restaurants Worldwide, S&A Restaurant Corp. and Ingredient Technology Corporation. Ms. Clarry serves on the board of directors and executive committee of National Fisheries Institute, a trade Association committed to helping its members succeed in the global seafood marketplace. Ms. Clarry holds a Bachelor of Arts degree from Excelsior College in Albany, New York. Ms. Clarry is 60 years old.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Introduction

The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation for our “named executive officers,” who consist of our principal executive officer, principal financial officer and our three other most highly compensated executive officers who were still serving at the end of fiscal year 2014. For fiscal year 2014, our named executive officers were:

●	Raymond A. Blanchette, III, Chief Executive Officer;

●	Michael J. Dixon, President and Chief Financial Officer;

●	John F. Gilbert, Brand President, Romano’s Macaroni Grill;

●	James F. Mazany, Brand President, Joe’s Crab Shack;

●	David G. Catalano, Brand President, Brick House Tavern + Tap

John Gilbert was named President of Romano's Macaroni Grill on March 4, 2014. A former member of the Ignite Restaurant Group Board of Directors, Mr. Gilbert was most recently Chief Executive Officer of Minnetonka, Minnesota-based Famous Dave's of America. Mr. Gilbert previously served in top marketing roles with Dunkin' Brands Group, Inc., Yum! Brands Inc., and Carlson Restaurants Worldwide/TGI Friday's, Inc. He served on the Ignite Board of Directors from January 2008 through June 2013. On April 17, 2015, the Company completed the sale of Romano’s Macaroni Grill. In connection with the sale, Mr. Gilbert left the Company effective April 17, 2015 and will continue to work with Macaroni Grill.

David Catalano was named President of Brick House Tavern + Tap on March 4, 2014. Mr. Catalano served as President of Macaroni Grill during the transition period following the brand's acquisition by Ignite Restaurant Group in 2013. Mr. Catalano has 25 years of experience in the casual dining and hospitality industry, serving as Chief Operating Officer for Rave Cinemas, Applebee's 70-unit franchisee Apple Gold and Hard Rock Café. On April 17, 2015, the Company announced that the Board of Directors elected Mr. Catalano as Senior Vice President and Chief Operating Officer of the Company, overseeing operations for both Joe's Crab Shack and Brick House Tavern + Tap, effective April 17, 2015.

Mr. Dixon left the Company effective April 17, 2015. Under the terms of his separation agreement, Mr. Dixon will continue to provide consulting services to the Company through May 15, 2015.

Mr. Mazany left the Company effective April 17, 2015.

Business Summary

On a consolidated basis, revenues increased by 10.0% year over year, which is primarily caused by the acquisition of Macaroni Grill in April 2013, offset by a 4.0% comparable restaurant decrease and the lower restaurant count from the prior year. Comparable restaurant sales decreased at Joe’s by 4.9%, increased at Brick House by 7.9%, and decreased at Macaroni Grill by 4.5%. We opened three Joe’s and one Brick House restaurants during the year, with one Brick House being a conversion from a Macaroni Grill.  We closed 26 Macaroni Grill restaurants, including three which were converted or will be converted to Brick House restaurants, four sold units, and one closed due to fire.

                We reported an adjusted net loss (a non-GAAP measure) of $6.2 million in fiscal year 2014 compared to adjusted net loss of $1.3 million in fiscal year 2013. A description of how we calculate adjusted net loss is provided on page 47 of our Annual Report on Form 10-K.

Compensation Philosophy and Objectives

We have designed our executive compensation program to help attract talented individuals to manage and operate all aspects of our business, to reward those individuals based upon corporate results, and to retain those individuals who continue to meet our expectations. We also intend for our executive compensation program to make us competitive within the restaurant and foodservice industry, where there is significant competition for talented leaders who possess the skills and experience to build and deliver on long-term value creation. We believe that the compensation of our executive officers should incentivize them to focus on the achievement of both short- and long-term business objectives and strategies. In that regard, we strive to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity-based awards and fixed versus contingent payments and awards in ways that we believe are most appropriate to motivate our executive officers. Our executive compensation program is designed to:

•	attract and retain talented and experienced executives in our industry;

•	reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

•	motivate the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among executives by aligning their individual goals, where appropriate, with the goals of the executive management team and our company; and

•	compensate our executives in a manner that incentivizes them to manage our business to meet our long-range objectives.

The incentive compensation of our named executive officers is comprised of cash-based incentive compensation and equity-based compensation. Our equity compensation consists of grants of SARs and/or restricted stock, both of which are subject to time-based vesting provisions. Both elements of executive incentive compensation are aligned with the interests of our stockholders because the amount of compensation ultimately received will vary with our financial performance as reflected in our stock price performance. In addition, it encourages equity ownership and promotes retention of key talent. Equity-based compensation derives its value from our equity value, which is likely to fluctuate based on our financial performance. Payment of cash incentives is dependent on our achievement of pre-determined financial and operational objectives.

We seek to apply a consistent philosophy to compensation for all executive officers. The compensation components described below simultaneously fulfill one or more of the above principles and objectives.

Compensation Committee Procedures

The Compensation Committee is responsible for:

•	annually reviewing and approving our goals and objectives for executive compensation;

•

annually reviewing and approving for our senior executive officers (1) annual base salary levels, (2) annual cash incentive opportunity levels, (3) long-term incentive opportunity levels, and (4) special or supplemental benefits or perquisites (if any);

•	annually approving actual annual cash incentive plan payouts and long-term equity incentive grants;

•	reviewing and approving any employment agreements, severance arrangements and change of control agreements for the senior executive officers, as appropriate;

•	making recommendations and reports to the board of directors concerning matters of executive compensation;

•	administering our executive incentive plans, including our equity plan;

•	reviewing compensation plans, programs and policies;

•	reviewing our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking; and

•	reviewing director compensation, from time to time.

Compensation Decision-Making Process

Role of Executive Officers and Compensation Committee

Our Chief Executive Officer and President, Chief Financial Officer, and certain senior human resources personnel play a significant role in reviewing the performance of the other executive officers and making compensation recommendations to the Compensation Committee. When discussing performance evaluations and setting compensation levels for our executive officers, the Compensation Committee works closely with our Chief Executive Officer and President, Chief Financial Officer and our senior human resources personnel; however, the Compensation Committee has the discretion to reject or modify the recommendations of our Chief Executive Officer and President, Chief Financial Officer and senior human resources personnel. Our Chief Executive Officer and President, Chief Financial Officer or any human resources personnel do not participate in determining or recommending the amount of his or her own compensation.

Our Chief Executive Officer periodically evaluates the other executive officers’ performances with the Compensation Committee and makes recommendations for base salary, cash incentive awards and grants of long-term equity incentive awards for all executive officers other than himself. Based on these recommendations and in consideration of the compensation objectives and principles described above, the Compensation Committee approves the annual compensation packages of all our executive officers.

On an annual basis, the Compensation Committee reviews of our existing compensation programs, objectives and philosophy to determine whether such programs, objectives, and philosophy were appropriate for a public company. This review included the use of market data prepared by our compensation consultant. As a result of such review, the Compensation Committee made certain limited adjustments to our compensation programs upon the recommendation of our compensation consultant. As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. For example, over time we expect to increase the use of empirical data, including benchmarking against peer companies.

Committee’s Independent Compensation Consultant

The Compensation Committee has engaged Pearl Meyer & Partners (“Pearl”) as its independent compensation consultant to advise the Compensation Committee with respect to compensation program design, the components of our executive compensation programs, and amounts to be paid to our named executive officers. Pearl also advised the Compensation Committee with respect to the design of our compensation program for independent directors, and provided the Compensation Committee with information on executive compensation trends and best practices. For fiscal year 2014, the Compensation Committee engaged Pearl to advise the Compensation Committee. All of Pearl’s work is done at the direction of or on behalf of the Compensation Committee. Although the Compensation Committee considers the advice of its independent consultant, the Compensation Committee has the final decision-making authority with respect to all elements of compensation. Pearl does not provide any additional services to the Company.

Compensation Consultant Independence and Conflict of Interest Assessment

In light of new SEC rules, we requested and received information from Pearl addressing its independence and potential conflicts of interest, including the following factors: (1) other services provided to us by Pearl; (2) fees paid by us as a percentage of Pearl’s total revenue; (3) policies or procedures maintained by Pearl that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and Pearl or the individual consultants involved in the engagement. Based on an assessment of these factors, including information gathered from directors and executive officers addressing business or personal relationships with the consulting firm or the individual consultants, the Compensation Committee concluded that Pearl is independent and that Pearl’s work did not raise any conflict of interest.

Market Positioning

For purposes of analyzing named executive officer compensation, at the request of the Compensation Committee, Pearl undertook an analysis to determine an appropriate peer group and presented to the Compensation Committee recommendations for the peer group. Pearl compiled a list of recommended peer companies that would be a representative example of organizations of comparable size and business focus and that are representative of the companies with whom we compete for executive talent, with a particular focus on ensuring industry-representative peers. Pearl developed the recommended peers based upon an assessment of industry, annual revenues, market capitalization, and percent of franchising revenues. The Compensation Committee reviewed the recommendations of the consultant and determined to make certain appropriate changes before approving the list of peer companies.

The peer group used in making compensation decisions for fiscal year 2014 is comprised of the following list of 14 companies, which are all in the casual or upscale dining industry and have size and financial characteristics generally comparable to us:

BJ’s Restaurants, Inc. Bloomin’ Brands, Inc. Bob Evans Farms, Inc. Bravo Brio Restaurant Group, Inc. Brinker International, Inc. Buffalo Wild Wings, Inc. The Cheesecake Factory Incorporated

Cracker Barrel Old Country Store, Inc.

Del Frisco’s Restaurant Group, Inc.

Einstein Noah Restaurant Group, Inc.

Red Robin Gourmet Burgers, Inc.

Ruby Tuesday, Inc.

Ruth’s Hospitality Group, Inc.

Texas Roadhouse, Inc.

Elements of Compensation

The following is a discussion of the primary elements of compensation for each of our named executive officers. Compensation for our named executive officers generally consists of the following elements:

•	Base Salary. A fixed cash payment intended to attract and retain talented individuals, recognize career experience and individual performance and provide competitive compensation.

•

Short-Term Incentives. Our Management Incentive Plan provides annual cash incentive opportunities based upon Company performance that is intended to promote and reward achievement of our annual financial and strategic objectives and, for certain of our named executive officers, individual performance objectives measured over the current year.

•

Long-Term Incentives. We have made grants of time vesting SARs and restricted stock intended to align the executive’s interests with those of our stockholders by tying value to long-term Company performance.

•

Health and Welfare Benefits. Health and welfare benefits (including medical, dental, vision, and life and AD&D insurance and long-term disability insurance) are intended to provide comprehensive benefits.

•

Executive Perquisites. Additional benefits offered to our named executive officers to provide competitive supplemental benefits, such as Company payment of financial counseling and tax preparation services and an automobile allowance, as well as relocation benefits.

Executive compensation includes both fixed components (base salary, health and welfare benefits and executive perquisites) and variable components (annual cash incentive awards and grants of time vesting equity awards) with the heaviest weight generally placed on the variable components. Each component is linked to one or more of our strategic objectives. The fixed components of compensation are designed to be competitive in order to induce talented executives to join our company, as well as retain such key talent. Revisions to the fixed components of compensation occur infrequently aside from our annual salary review or upon promotions or substantial increases to the executive’s scope of responsibility. Salary increases are, in part, designed to reward executives for their management activities during the year and to maintain their level of income with respect to cost of living increases.

The variable compensation related to our Management Incentive Plan is tied to the achievement of our annual financial objectives, and for some of our named executive officers achievement of individual objectives, and is designed so that above average performance is rewarded with above average rewards. Target annual cash incentive award levels under our Management Incentive Plan, as a percentage of base salary, are set once the executive is hired and generally relate to his or her scope of responsibility, with revisions typically occurring upon promotions or substantial increases to the executive’s scope of responsibility. Our Management Incentive Plan is designed to align each executive’s annual goals for their respective area of responsibility with the financial goals of the entire business as set by the Compensation Committee.

Base Salary

A primary component of compensation of our executive officers is base salary. Base salary is designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance. The base salary established for each of our executive officers is intended to reflect each individual’s responsibilities, the skills and experience required for the job, their individual performance, our business performance, labor market conditions and competitive market salary levels.

Base salaries are reviewed during the fiscal year by our Chief Executive Officer and the Compensation Committee, and salary increases typically take effect in late March or early April of each fiscal year, unless business circumstances require otherwise. Our Chief Executive Officer and Compensation Committee reviewed the performance of all executive officers. Based upon this review and any relevant informal competitive market data made available to them during the preceding year, informal discussions with recruiting firms, research and members of the Compensation Committee’s personal knowledge of the competitive market, the Compensation Committee set the salary level for each executive officer for the coming year. As a part of the decision making process, the Compensation Committee has considered the peer group data described above in determining market levels for purposes of salary increases.

Salary Adjustments in Fiscal Year 2014

As part of our annual review process in February 2014, Mr. Mazany’s salary was increased by $25,000 to $400,000 in order to ensure we continue stay competitive with regards to overall market conditions and within our peer group. Due to the market research and analysis completed by our Compensation Committee and our human resources personnel, the base salary of Mr. Blanchette increased by $50,000 to $675,000. Mr. Dixon’s salary was increased by $75,000 to $475,000, Mr. Catalano's salary remained the same and Mr. Gilbert’s commencing salary began, and remained, at $400,000 in 2014.

Short-Term Incentive Compensation

In addition to receiving base salaries, our named executive officers are eligible to earn annual incentive awards under our Management Incentive Plan based upon the attainment of specific financial performance objectives and, for certain executives, individual performance objectives. The annual cash incentive awards under our Management Incentive Plan are intended to offer incentive compensation by rewarding the achievement of corporate objectives linked to our overall financial results. Our Compensation Committee has authority to award annual cash incentives under our Management Incentive Plan to our executive officers. We believe that establishing annual cash incentive opportunities under our Management Incentive Plan helps us attract and retain qualified and highly skilled executives. These annual cash incentive awards under our Management Incentive Plan are intended to reward executive officers who have a positive impact on corporate results.

Setting Target Award Levels

On an annual basis, or at the commencement of an executive officer’s employment with us, our Compensation Committee, based upon input from our Chief Executive Officer and President and Chief Financial Officer, and our human resources personnel, typically sets a target level of annual cash incentive award opportunity under our Management Incentive Plan that is structured as a percentage of such executive officer’s base salary at the end of the fiscal year. An executive officer’s target level of annual cash incentive award opportunity is set between 40% to 50% of his or her base salary.

For fiscal year 2014, each of Messrs. Blanchette, Dixon, Gilbert, Catalano and Mazany’s target annual cash incentive award opportunity was set based upon each executive’s scope of responsibility and impact upon our overall financial performance at 50%.

Setting Performance Objectives

Each year, the Compensation Committee establishes our corporate financial performance objective and sets a threshold, target and maximum amount with reference to achieving pre-set levels of desired financial performance, with consideration given to our annual and long-term financial plan, as well as to macroeconomic conditions. All or part of a named executive officer’s annual cash incentive award opportunity under our Management Incentive Plan is determined based upon the achievement level of our Adjusted EBITDA. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization adjusted for certain additions and eliminations such as deferred rent, asset impairment, restaurant closure expenses, non-cash loss on disposal of property and equipment, pre-opening costs, stock-based compensation, and certain other expenses. The Compensation Committee believes this corporate performance objective reflected our overall Company goals for fiscal year 2014, which balanced the achievement of revenue growth and improving our operating efficiency. The Compensation Committee believes that Adjusted EBITDA provides a meaningful understanding of our core operating performance and is substantially similar to the financial metric used under our senior secured credit facility.

We have historically attempted to maintain consistency year-over-year with respect to the difficulty of achieving the financial performance objectives under our Management Incentive Plan. Our annual Adjusted EBITDA financial target typically increases each year to promote continuous growth consistent with our business plan. The financial performance targets are designed to be realistic and attainable, though slightly aggressive, requiring in each fiscal year strong performance and execution that, in our view, provides an annual incentive firmly aligned with stockholder interests.

Depending upon the named executive officer’s position within the Company, his or her annual cash incentive award potential under our Management Incentive Plan is either based solely on the achievement level of our Adjusted EBITDA, or is based on a combination of Adjusted EBITDA achievement and attainment of pre-determined individual performance objectives comprised of operating division or business unit-specific goals to advance the strategic and operating plans of both the operating division or business unit and the Company. The level of achievement of each performance objective is set as a percentage ranging from 40% for achieving the threshold level of the applicable performance objective, to 100% for achieving the target level of the applicable performance objective and to 150% for achieving the maximum level of the applicable performance objective. The minimum level of performance must be achieved for the applicable performance objective to be included in the annual cash incentive award. Earned individual payouts also range from 40% to 150% of target and reflect allocations based on corporate, business unit, and individual performance, as discussed later in further detail.

Generally, the named executive officer must be employed at the time of payment to receive such amount. In addition, the Compensation Committee retains the discretion to adjust annual cash incentive awards due to extraordinary or nonrecurring events, such as significant financings, equity offerings, acquisitions or dispositions.

2014 Performance Annual Incentive Awards

For fiscal year 2014, the threshold Adjusted EBITDA was set at $55.3 million, the target Adjusted EBITDA was set at $61.4 million, and the maximum Adjusted EBITDA was set at $67.5 million. At the conclusion of fiscal year 2014, we presented our financial statements to our independent registered public accountant for their audit. Once our independent registered public accountant completed their audit of our financial statements, we presented our Adjusted EBITDA and our financial statements to our Audit Committee for review and approval. Once the Audit Committee approved our financial statements and Adjusted EBITDA results, we then presented that information to the Compensation Committee for review and approval. Actual Adjusted EBITDA for fiscal year 2014 was $37.2 million, below the threshold Adjusted EBITDA amount of $55.3 million. As a result, we did not pay out any annual incentive awards associated with the Adjusted EBITDA target under the Management Incentive Plan, except for Mr. Catalano for the achievement of reaching a pre-determined financial objective for the performance of Brick House Tavern+ Tap, which was paid in 2015. The Compensation Committee approved the payment of a discretionary bonus for Mr. Dixon.

The table below indicates the total annual cash incentive award payment for fiscal year 2014 for our named executive officers, as well as the weighted components used to determine award payments. The amounts listed below include payments under the Management Incentive Plan (MIP), guaranteed bonus, discretionary cash bonus, and a signing bonus approved by the Compensation Committee and paid to each named executive as recognition

Name	Base Salary at 12/29/14	Target Award as a Percentage of Base Salary	Weighting of Adjusted EBITDA Objective	Weighting of Individual Performance Objectives	MIP Award Payment (a)	Other Bonus Payments (b)
Raymond A. Blanchette, III	$675,000	50%	100%	—	—	—
Michael J. Dixon	$475,000	50%	100%	—	—	50,000
John F. Gilbert	$400,000	50%	40%	60%	—	—
James F. Mazany	$400,000	50%	40%	60%	—	—
David G. Catalano	$300,000	50%	40%	60%	$56,250	—

(a)	Mr. Catalano was awarded $56,250 based on achieving pre-determined goals and objectives set for the 2014 year, which was paid in 2015.

(b)	In fiscal year 2014, Mr. Dixon earned $50,000 of a $150,000 retention bonus granted in June 2014.

Long-Term Equity-Based Compensation

Our Compensation Committee believes that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success. Additionally, our Compensation Committee believes that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent.

Types of Long-Term Award Grants

The Compensation Committee believes the award of SARs and restricted stock with time based vesting provide executives with a long-term interest in our success and rewards the creation of stockholder value over time.

Stock Appreciation Rights

We grant stock appreciation rights, which we refer to as SARs, because we believe they are “pay-for-performance” and are aligned with stockholder interests because they have no value unless the share price appreciates. A SAR is a right to receive a payment in shares of our common stock equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed 10 years. The exercise price per share covered by a SAR will be the fair market value of our common stock at the close of market on the day prior to the date of grant. The SARS vest ratably over the course of four years, subject to continued employment on the vesting date, to encourage executive longevity and to compensate our executive officers for their contribution to our success over a period of time.

Restricted Stock Award

We grant restricted stock awards not only because we believe they align our executives' interests with those of our stockholders with respect to increases in stock value, but also to enhance executive retention in challenging general economic conditions. This is because restricted stock awards allow the executive to receive some economic value even if our stock price remains flat or declines (provided that the executive remains with the Company for a minimum period of time, generally four years). In addition to these objectives, the combined use of SARs and restricted stock awards reduces our total share usage versus granting only SARs. As our stock price increases, we anticipate using fewer shares while still delivering equivalent value to our executive officers.

Grant of Long-Term Incentives

Each executive officer is provided with a grant of SARs when he or she joins our Company based upon his or her position with us and his or her relevant prior experience. In addition to such SAR grants, the Compensation Committee may grant additional awards of SARs or other equity awards to retain our executives and to recognize the achievement of corporate and individual goals and/or strong individual performance.

Each grant of SARs or restricted stock is awarded pursuant to a stock appreciation right or restricted stock agreement, as appropriate. In allocating the amount of equity awarded to our named executive officers, each individual’s compensation package is reviewed and a subjective determination of the number of equity awards that would be appropriate to retain and motivate each executive officer in his or her position is set. A greater amount of equity is granted to our more senior executives who have more strategic responsibilities and a more direct impact on corporate results.

2014 Long-Term Incentive Awards Granted

The Compensation Committee granted SARs and RSAs to Mr. Gilbert in March 2014, as per the employment offer letter. The Committee also granted SARs and RSAs to all named executive officers in June 2014. The grants were made to incentivize our named executive officers to work to grow our stock price over time and as a retention incentive.

The Compensation Committee approved the following long-term equity incentive grants in fiscal year 2014:

Name	Grant Date Fair Value of SARs ($)	Number of SARs Granted (#)	Exercise Price ($)	Grant Date Fair Value of RSAs $	Number of RSAs Granted (#)
Raymond A. Blanchette, III	714,840	111,000	14.59	—	—
	—	—	—	186,023	12,750
Michael J. Dixon	316,526	49,150	14.59	—	—
				105,923	7,260
John F. Gilbert	219,926	34,150	14.59	—	—
	253,600	40,000	13.96	—	—
	—	—	—	62,153	4,260
	—	—	—	349,000	25,000
James F. Mazany	219,926	34,150	14.59	—	—
	—	—	—	62,153	4,260
David G. Catalano	219,926	34,150	14.59	—	—
	—	—	—	62,153	4,260

In each case, with the exception of Mr. Gilbert who was awarded additional stock as part of initial job offer, 25% of the SARs described above will vest on each individual grant’s anniversary date in 2015, 2016, 2017 and 2018, while 25% of the RSAs described above will vest on each June 19, 2015, 2016, 2017, 2018. Mr. Gilbert’s additional SARs and RSAs will vest 25% each on the grant’s anniversary date in 2015, 2016, 2017, and 2018.

Timing of Awards/Equity Award Granting Policy

The Compensation Committee determines the size, terms and conditions of equity grants to our executive officers in accordance with the terms of our Omnibus Plan and approves them on an individual basis.

Employment Agreements and Severance and Change of Control Benefits

We do not currently have employment agreements with any of our named executive officers that provide for guaranteed employment.

In connection with the grant of common units in our former parent company, we entered into unit grant agreements with each recipient that contain severance benefits and change of control provisions, the terms of which are described under the heading “—Potential Payments Upon Termination or Change of Control.” We also have severance benefits provisions under the offer letters accepted for Messrs. Dixon, Catalano and Gilbert.

Benefits and Executive Perquisites

We believe that attracting and retaining superior management talent requires an executive compensation program that is competitive in all respects with the programs provided at similar companies.

We do not maintain defined benefit plans, non-qualified deferred compensation plans or supplemental retirement plans for our executive officers.

Other Benefits

All named executive officers are eligible for benefits including: medical, dental, short- and long-term disability and life insurance. The executives participate in these plans on the same basis, terms, and conditions as other administrative employees.

Perquisites

Our executive officers, including our named executive officers, may make limited use of financial counseling and tax preparation services, receive an automobile allowance and a medical examination and other modest and customary perquisites, including dining discounts. Any perquisites are negotiated with the executive officer at the time such executive officer joins us. All such perquisites for the named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnotes. We also provide customary relocation benefits.

Clawback Policy

We have a formal policy for the recovery of incentive-based compensation paid to executive officers that is intended to comply with regulations to be adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Risk Analysis of Compensation Plans

After analysis, the Compensation Committee believes that our compensation policies and practices for our employees, including our executives, do not encourage excessive risk or unnecessary risk-taking and in our opinion the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on us. The Compensation Committee believes our compensation programs have been balanced to focus our key employees on both short- and long-term financial and operational performance.

Tax and Accounting Considerations

Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for a company’s named executive officers, other than its chief financial officer, unless such compensation qualifies as performance-based under such section. Our Compensation Committee seeks to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m). However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

In connection with decisions that relate to our equity incentive award plans and programs, the Compensation Committee considers the accounting implications of significant compensation decisions. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Hedging and Pledging

In 2014, we adopted a policy to place restrictions on the hedging and pledging of Company securities by directors and officers of the Company, subject to exception on a case by case basis approved by the board of directors. None of our executive officers or directors holds any of our stock subject to a hedge or pledge.

Compensation of Named Executive Officers

The tables in the following sections provide information required by the SEC regarding compensation paid to or earned by our named executive officers.

Summary Compensation Table

The following table sets forth the total compensation for all services rendered in all capacities to us and our former parent, JCS Holdings, in fiscal years 2012, 2013 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(b)	Option/SAR Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	All Other Compensation ($)(e)	Total ($)
Raymond A. Blanchette, III	2014	661,876	—	186,023	714,840	—	13,600	1,576,339
Chief Executive Officer	2013	625,000	156,250	600,500	1,434,800	—	11,700	2,828,250
	2012	577,884	—	—	1,127,100	365,969	16,094	2,087,047

Michael J. Dixon	2014	454,808	50,000(a)	105,923	316,526	—	87,791	1,015,048
President and Chief Financial Officer	2013	398,462	175,000	480,400	670,700	—	104,504	1,829,066

John F. Gilbert	2014	330,769	—(a)	411,153	473,526	—	121,875	1,337,323
Brand President, Romano’s Macaroni Grill

James F. Mazany	2014	393,269	—	62,153	219,926	—	101,419	776,767
Brand President, Joe’s Crab Shack	2013	355,769	30,240	480,400	358,700	63,510	10,751	1,299,370
	2012	270,673	—	—	281,775	147,026	10,754	710,228

David G. Catalano	2014	300,000	—	62,153	219,926	56,250	16,150	654,479
Brand President, Brick House Tavern + Tap	2013	219,231	30,000	—	569,700	—	11,983	830,914

(a)

Represents discretionary bonuses earned during the respective fiscal years. Mr. Dixon was granted a $150,000 retention bonus in June 2014, of which $50,000 was earned in fiscal year 2014. Mr. Gilbert was granted a $100,000 retention bonus as part of his employment offer letter, which was earned in March 2015.

(b)

Amounts represent the aggregate grant date fair value for the RSAs granted in the applicable year, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 2 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 29, 2014.

(c)

Amounts represent the aggregate grant date fair value for the SARs granted in the applicable year, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 2 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 29, 2014.

(d)	Represents annual cash incentive awards under our Management Incentive Plan.

(e)	The amounts included in this column for fiscal year 2014 include the following:

Name	Automobile Allowance ($)	Financial Counseling and Tax Preparation ($)	Medical Examination ($)	Relocation ($)(a)
Raymond A. Blanchette, III	10,200	1,900	1,500	—
Michael J. Dixon	10,200	—	1,500	76,091
John F. Gilbert	8,238	1,500	1,500	110,637
James F. Mazany	10,200	640	1,500	89,079
David G. Catalano	10,200	3,000	2,950	—

(a)	Includes tax gross-up for Mr. Dixon of $22,927, Mr. Gilbert of $24,466 and Mr. Mazany of $10,392.

2014 Grants of Plan-Based Awards Table

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during fiscal year 2014 under our Management Incentive Plan and SARs and restricted stock awards granted under our Omnibus Plan to each of the named executive officers during fiscal year 2014 .

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(a)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards (#)(b)	All Other Option/SAR Awards (#)(b)	Exercise or Base Price of Option/SAR Awards ($/Sh)	Grant Date Fair Value of Stock or Option/SAR Awards ($)(c)
Raymond A. Blanchette, III	—	135,000	337,500	506,250	—	—	—	—
	6/19/2014	—	—	—	—	111,000	14.59	714,840
	6/19/2014	—	—	—	12,750	—	—	186,023
Michael J. Dixon	—	95,000	237,500	356,250	—	—	—	—
	6/19/2014	—	—	—	—	49,150	14.59	316,526
	6/19/2014	—	—	—	7,260	—	—	105,923

John F. Gilbert	—	80,000	200,000	300,000				—
	3/11/2014	—	—	—	—	40,000	13.96	253,600
	3/11/2014	—	—	—	25,000			349,000
	6/19/2014	—	—	—		34,150	14.59	219,926
	6/19/2014	—	—	—	4,260	—	—	62,153
James F. Mazany	—	80,000	200,000	300,000	—	—	—	—
	6/19/2014	—	—	—	—	34,150	14.59	219,926
	6/19/2014	—	—	—	4,260	—	—	62,153
David G. Catalano	—	60,000	150,000	225,000	—	—	—	—
	6/19/2014	—	—	—	—	34,150	14.59	219,926
	6/19/2014	—	—	—	4,260	—	—	62,153

(a)

These amounts represent threshold, target and maximum annual cash incentive opportunities for each of the named executive officers under our Management Incentive Plan. The actual amount of the annual cash incentive award earned by each named executive officer for fiscal year 2014, if any, is reported in the Summary Compensation Table. For a description of the performance targets relating to the Company’s annual cash incentive opportunities for fiscal year 2014, please refer to “—Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentive Arrangements” above.

(b)	Awards were made in the form of SARs or RSAs.

(c)	Represents the aggregate grant date fair value for SARs and RSAs granted, computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to outstanding SARs and stock awards for each of the named executive officers as of December 29, 2014.

	Option Awards (a)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised SARs/ Options (#) Exercisable	Number of Securities Underlying Unexercised SARs/ Options (#) Un-exercisable (a)	SAR/Option Exercise Price ($)	SAR/Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(b)	Market Value of Shares of Stock That Have Not Vested ($)(c)
Raymond A. Blanchette, III
	05/11/2012	85,000	85,000	14.00	05/11/2022	—	—
	06/03/2013	42,500	127,500	18.30	06/03/2023	—	—
	12/06/2013	—	—	—	—	37,500	295,875
	06/19/2014	—	111,000	14.59	06/19/2024	12,750	100,598
Michael J. Dixon	02/24/2013	12,500	37,500	13.45	02/24/2023	—	—
	06/03/2013	10,625	31,875	18.30	06/03/2023	—	—
	12/06/2013	—	—	—	—	30,000	236,700
	06/19/2014	—	49,150	14.59	06/19/2024	7,260	57,281
John F. Gilbert	03/11/2014	—	40,000	13.96	03/11/2024
	06/19/2014	—	34,150	14.59	06/19/2024	4,260	33,611
James F. Mazany	05/11/2012	21,250	21,250	14.00	05/11/2022	—	—
	06/03/2013	10,625	31,875	18.30	06/03/2023	—	—
	12/06/2013	—	—	—	—	30,000	236,700
	06/19/2014	—	34,150	14.59	06/19/2024	4,260	33,611
David G. Catalano	06/03/2013	16,875	50,625	18.30	06/03/2023	—	—
	06/19/2014	—	34,150	14.59	06/19/2024	4,260	33,611

(a)

These awards are in the form of SARs. Upon exercise of a SAR, the named executive officer will be entitled to a payment in shares of our common stock equal in value to the excess of the fair market value of our common stock on the date of exercise over the exercise price of the SAR. The SARs issued on May 11, 2012 vest 25% on each of June 30, 2013, 2014, 2015 and 2016, all other SARs issued vest 25% on each given anniversary date.

(b)

The RSAs shown in this column represent the number of shares of common stock of the Company the named executive officer received on respective grant dates. The December 6, 2013 RSAs vest 25% on each June 15, 2014, 2015, 2016, and 2017; the March 11, 2014 RSAs vest 25% on each March 4, 2015, 2016, 2017 and 2018; and all other RSAs vest 25% on each grant anniversary date.

(c)	The market value of awards is based on the closing price of our common stock on the Nasdaq Stock Market as of December 29, 2014, which was $7.89.

Option Exercises and Stock Vested in Fiscal 2014

The following table sets forth exercises of SARs and vesting of RSAs during fiscal year 2014 for each of our named executive officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Raymond A. Blanchette, III	—	—	12,500	181,250
Michael J. Dixon	—	—	10,000	145,000
John F. Gilbert	—	—	—	—
James F. Mazany	—	—	10,000	145,000
David G.Catalamo	—	—	—	—

(1)	Based on the closing price of our common stock as of the vesting date.

Pension Benefits in Fiscal 2014

Our named executive officers did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

Our named executive officers did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain compensation that would become payable under each named executive officer’s respective unit grant agreements and employment letter offers if, as of December 29, 2014, their respective employment with us had been terminated. In addition, in connection with a change in control, as defined in the Omnibus Plan, the Compensation Committee may accelerate vesting of outstanding awards under the Omnibus Plan. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event.

Named Executive Officer	Benefit	Death or Disability	Change in Control(a)	Termination Without Cause	Termination for Good Reason
Raymond A. Blanchette, III	Cash severance	$1,350,000	$1,350,000	$1,350,000	$1,350,000
	Acceleration of equity	—	—	—	—
	Health benefits continuation	$4,888	$4,888	$4,888	$4,888
	Total	$1,354,888	$1,354,888	$1,354,888	$1,354,888
Michael J. Dixon	Cash severance	—	$356,250	$356,250	$356,250
	Acceleration of equity	—	—	—	—
	Health benefits continuation	—	$6,006	$6,006	$6,006
	Total	—	$362,256	$362,256	$362,256
John F. Gilbert	Cash severance	—	—	$300,000	—
	Acceleration of equity	—	—	—	—
	Health benefits continuation	—	—	$3,959	—
	Total	—	—	$303,959	—

James A. Mazany	Cash severance	—	$400,000	$400,000	$400,000
	Acceleration of equity	—	—	—	—
	Health benefits continuation	—	$8,008	$8,008	$8,008
	Total	—	$408,008	$408,008	$408,008

David G. Catalano	Cash severance	—	—	$150,000	$150,000
	Acceleration of equity	—	—	—	—

	Health benefits continuation	—	—	$4,004	$4,004
	Total	—	—	$154,004	$154,004

(a)

Assumes the executive is terminated without cause following a change in control. Without a termination, the executive would receive only an acceleration of equity upon a change in control with approval of the Compensation Committee.

Mr. Blanchette

In accordance with his unit grant agreements, if his employment is terminated without cause (as such term is defined in the JCS Holdings, LLC Agreement) or he terminates his employment for good reason (as such term is defined in his 2009 unit grant agreement) or as a result of his death or disability (as such term is defined in his 2009 unit grant agreement), then he is, subject in the case of a termination without cause and a termination for good reason to his execution of a general release and his compliance with post-termination obligations relating to confidentiality, intellectual property, non-competition and non-solicitation, entitled to the following:

•	24 months salary continuation; provided, however, that if he becomes employed, this payment obligation ceases on the later of 12 months after termination or the date he is otherwise employed; and

•	12 months continuation of medical and dental coverage.

Messrs. Dixon, Catalano and Gilbert

In accordance with their respective employment offer letters, if their employment is terminated without cause or for good reason, then the named executive officer is subject to his execution of a general release and his compliance with post-termination obligations relating to confidentiality, intellectual property, non-competition and non-solicitation, entitled to the following:

•	For Mr. Dixon

–	nine months salary continuation; and
–	nine months continuation of medical and dental coverage.

•	For Mr. Catalano

–	six months salary continuation; and
–	six months continuation of medical and dental coverage.

•	For Mr. Gilbert

–	nine months salary continuation; and
–	nine month continuation of medical and dental coverage.

Mr. Mazany

In accordance with his unit grant agreement, if his employment is terminated without cause (as such term is defined in the JCS Holdings, LLC Agreement), then he is, subject to his execution of a general release and his compliance with post-termination obligations relating to confidentiality, intellectual property, non-competition and non-solicitation, entitled to the following:

–	12 months salary continuation; and
–	12 months continuation of medical and dental coverage.

Restrictive Covenants

Under the terms of their respective unit grant agreements, each named executive officer has agreed to confidentiality obligations during and after employment. In addition, under their respective unit grant agreements, each named executive officer has agreed to the following:

•	For Mr. Mazany

–	non-solicitation obligations for two years following employment termination; and
–	non-competition obligations for 12 months following employment termination.

Change in Control under Omnibus Plan

In connection with a change in control, as defined in the Omnibus Plan, the Compensation Committee may accelerate vesting of outstanding awards under the Omnibus Plan. In addition, such awards will be, in the discretion of the Compensation Committee, (i) assumed and continued or substituted in accordance with applicable law, (ii) purchased by us for an amount equal to the excess of the price of a share of our common stock paid in a change in control over the exercise price of the award(s), or (iii) cancelled if the price of a share of our common stock paid in a change in control is less than the exercise price of the award. The Compensation Committee may also, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an award at any time.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis section of the Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for fiscal 2014 for filing with the SEC.

The Compensation Committee
Joseph Stein, Chair Ann Iverson Paul R. Vigano

NEXT ANNUAL MEETING—STOCKHOLDER PROPOSALS

Rule 14a-8 Proposals for Our 2016 Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act of 1934, as amended (the “Exchange Act”), a stockholder proposal submitted for inclusion in our proxy statement for the 2016 Annual Meeting must be received by December 23, 2015. However, pursuant to such rule, if the 2016 Annual Meeting is held on a date that is before April 21, 2016 or after June 20, 2016, then a stockholder proposal submitted for inclusion in our proxy statement for the 2016 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2016 Annual Meeting.

Stockholder Proposals of Business

Under our bylaws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors, the procedures for which are described below) at an annual meeting outside the processes of Rule 14a-8 if the stockholder is (1) a stockholder of record at the time of giving notice of such proposal, (2) entitled to vote at the meeting and (3) complies with the notice procedures set forth in our bylaws. Our bylaws provide that the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2016 Annual Meeting between January 21, 2016 and February 20, 2016; provided, however, if and only if the 2016 Annual Meeting is not scheduled to be held between April 21, 2016 and July 20, 2016, such stockholder’s notice must be delivered to our Corporate Secretary by the tenth day following the day on which the date of the 2016 Annual Meeting is publicly disclosed. The advance notice of the proposal must contain certain information specified in our By-laws, including information concerning the proposal and the stockholder proponent. The foregoing description is only a summary of the requirements of our By-laws. Stockholders intending to submit a proposal of business at the 2016 Annual Meeting outside the processes of Rule 14a-8 must comply with the provisions specified in our bylaws, as amended and restated and adopted as of May 15, 2012, which were filed with the SEC as an exhibit to a Form 10-Q on October 30, 2012.

Stockholder Nominations of Directors

Stockholders may nominate directors for election without consideration by the Corporate Governance and Nominating Committee by complying with the eligibility, advance notice and other provisions of our bylaws. Under our bylaws, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is (1) a stockholder of record at the time of giving notice of such proposal, on the record date for the annual meeting and at the time of the annual meeting (2) entitled to vote at the meeting and (3) complies with the notice procedures set forth in our bylaws. The stockholder must provide timely notice of the nomination in writing to our Corporate Secretary. To be timely under our bylaws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2016 Annual Meeting between January 21, 2016 and February 20, 2016; provided, however, if and only if the 2016 Annual Meeting is not scheduled to be held between April 21, 2016 and July 20, 2016, such stockholder’s notice must be delivered to our Corporate Secretary by the tenth day following the day on which the date of the 2016 Annual Meeting is publicly disclosed. The advance notice of the nomination must contain certain information specified in our bylaws, including information concerning the nominee and the stockholder proponent, and the stockholder must update and supplement that information as of, and within ten days of, the record date for the 2016 Annual Meeting. The foregoing description is only a summary of the requirements of our bylaws. Stockholders intending to submit a nomination for the 2016 Annual Meeting must comply with the provisions specified in our bylaws, as amended and restated and adopted on May 15, 2012, which were filed with the SEC as an exhibit to a Form 10-Q on October 30, 2012.

Contact Information

Stockholder proposals or nominations should be sent to:

Ignite Restaurant Group

9900 Westpark Drive

Suite 300

Houston, Texas 77063

Attention: Corporate Secretary

OTHER MATTERS

Other Business

We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

By order of the Board of Directors,

Robyn H. Martin General Counsel and Assistant Secretary

20230000000000000000 0 052115

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors for terms expiring at 2016 annual meeting:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
○ Tamara Polewik
○ Paul R. Vigano

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year 2015.	☐	☐	☐

In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournments or postponements thereof.

This proxy will be voted as directed. If no direction is indicated, this proxy will be voted "FOR" the election of Mr. Vigano and Ms. Polewik and "FOR" the ratification of the appointment of Pricewaterhouse Coopers LLP as independent registered public accounting firm for fiscal year 2015.

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the Annual meeting. If you attend the Annual Meeting, you may revoke the proxy and vote your shares in person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

IGNITE RESTAURANT GROUP, INC.

May 21, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at IgniteRestaurantGroup.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20230000000000000000 0 052115

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors for terms expiring at 2016 annual meeting:

NOMINEES:
- ☐ FOR ALL NOMINEES
- ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
- ☐ FOR ALL EXCEPT (See instructions below)

○ Tamara Polewik
○ Paul R. Vigano

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year 2015.	☐	☐	☐

In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournments or postponements thereof.

This proxy will be voted as directed. If no direction is indicated, this proxy will be voted "FOR" the election of Mr. Vigano and Ms. Polewik and "FOR" the ratification of the appointment of Pricewaterhouse Coopers LLP as independent registered public accounting firm for fiscal year 2015.

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the Annual meeting. If you attend the Annual Meeting, you may revoke the proxy and vote your shares in person.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

IGNITE RESTAURANT GROUP, INC.

Proxy for Annual Meeting of Stockholders on May 21, 2015

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Raymond A. Blanchette III and Brad Leist, and each of them, with full power of substitution and resubstitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Ignite Restaurant Group, Inc., to be held on May 21, 2015 at 9:00 a.m. local time at the Houston Marriott Westchase, 2900 Briarpark Drive, Houston, Texas 77042, and at any adjournments or postponements thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, and will vote on the matters described in both and upon any other business that may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Stockholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof:

(Continued and to be signed on the reverse side.)

1.1 14475